Exhibit 10.3

NORTHROP GRUMMAN CORPORATION
EQUITY GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS
UNDER THE
NORTHROP GRUMMAN 2011 LONG-TERM INCENTIVE STOCK PLAN

1.	Purpose
(a)    The purpose of the Northrop Grumman Corporation Equity Grant Program for Non-Employee Directors (the “Program”) is to promote the long-term growth and financial success of Northrop Grumman Corporation (the “Company”) by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.
(b)    The Program is adopted and maintained under the Company’s 2011 Long-Term Incentive Stock Plan and any successor equity compensation plan of the Company (as each such plan may be amended from time to time, the “Equity Plan”). The Program sets forth terms and conditions previously approved by the Company’s Board of Directors (the “Board”) with respect to the compensation of Eligible Directors (as defined below) for 2012 and will continue in effect for 2012 and subsequent years unless and until otherwise provided by the Company’s Board of Directors (the “Board”). The term “Stock Units” as used in the Program and any provisions of the Program applicable to such Stock Units refers only to Stock Units that are credited under the Program on or after January 1, 2012 (the “Effective Date”). The Program constitutes the award agreement evidencing the terms and conditions of the awards of Stock Units contemplated hereby. This Program does not affect any stock units or other awards granted prior to the Effective Date. Unless otherwise provided by the Board, no awards will be granted to Eligible Directors under the Equity Plan on or after the Effective Date other than as provided under this Program.

2.	Term
The Program shall operate and shall remain in effect until terminated by action of the Board.

3.	Program Operation
The Program and transactions hereunder in respect of Company equity securities are intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”) to the maximum extent possible under Rule 16b-3 promulgated thereunder. Except as specifically provided for herein, the Program requires no discretionary action by any administrative body with regard to any transaction under the Program. To the extent, if any, that any administrative or interpretive actions are required under the Program, such actions shall be undertaken by the Board or by the Compensation

Exhibit 10.3

Committee of the Board (the “Compensation Committee”).

4.	Eligibility
Only directors of the Company who are not employees of the Company or any subsidiary of the Company (“Eligible Directors”) shall participate in the Program.

5.	Shares of Common Stock Subject to the Program
Shares of common stock of the Company (“Common Stock”) that are paid in settlement of Stock Units awarded under the Program shall be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Equity Plan then in effect and giving effect to any applicable fungible or premium share-counting rules of such plan.

6.	Adjustments and Reorganizations
(a)    Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of shares of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board or Compensation Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Stock Units, (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding Stock Units, and/or (3) the securities, cash or other property deliverable upon payment of any outstanding Stock Units, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Program and the then-outstanding Stock Units. The Board or Compensation Committee may also prospectively make such similar appropriate adjustment in the calculation of Fair Market Value (as defined in Section 7) as it deems necessary to preserve (but not increase) Eligible Directors’ rights under the Program.
(b)    It is intended that, if possible, any adjustments contemplated by the preceding Section 6(a) be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Board or Compensation Committee as to whether an adjustment is required in the circumstances pursuant to Section 6(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

Exhibit 10.3

7.	Fair Market Value
Fair Market Value for all purposes under the Program shall mean the NYSE closing price of a share of Common Stock on the last trading day of the applicable quarter.

8.	Grants of Stock Units
(a)    The annual retainer payable to each Eligible Director for services as a director (the “Annual Retainer”) and, for any Eligible Director who so elects pursuant to Section 8(b), any fees payable for service on Board committees, for service as lead independent director or for extraordinary services (the “Other Annual Retainers”) shall be payable in the form of a credit of Stock Units under the Program pursuant to and to the extent provided below. As used herein, a “Stock Unit” is a non-voting unit of measurement which is credited to a bookkeeping account and deemed for purposes of the Program to be equivalent in value to one outstanding share of Common Stock. The Stock Units shall be used solely as a device for the determination of any payment to eventually be made to the Eligible Director pursuant to Section 9. Prior to the beginning of each calendar year, the Board (or applicable committee thereof) shall establish what amount of the Annual Retainer payable for a particular quarter during that calendar year will be credited as Automatic Stock Units as provided in (b) below (the “Automatic Deferral Amount”). If the Board modifies the Annual Retainer, such modification will not change the Automatic Deferral Amount for the calendar year in which the modification is made. In such event, the Automatic Deferral Amount for the calendar year in which the modification is made will remain the same, and any modification in the Annual Retainer amount for that year will increase or reduce, as the case may be, the Annual Deferral that would be paid in cash for that year (before giving effect to Eligible Directors’ voluntary deferral elections pursuant to Section 8(b) below).
(b)    As of the last day of each calendar quarter during the term of the Program (each, a “Crediting Date”), each Eligible Director’s account under the Program will be automatically credited with a number of Stock Units equal to the Automatic Deferral Amount for that particular quarter divided by the Fair Market Value of a share of Common Stock on that Crediting Date (the “Automatic Stock Units”). Any remaining amount of the Annual Retainer and one hundred percent (100%) of the amount of any Other Annual Retainers for such calendar quarter will be paid to the Eligible Director in cash; provided, however, that the Eligible Director may elect in advance to have all or any portion of the remaining Annual Retainer and all or any portion of such Other Annual Retainers for such calendar quarter credited as Stock Units to his or her account under the Program in lieu of such cash payment (the “Elective Stock Units”). Any such election to receive Elective Stock Units in lieu of a cash payment under the foregoing proviso must be made, on a form and in a manner prescribed by the Board (or applicable committee thereof), prior to the beginning of the calendar year to which such Annual Retainer or any Other Annual Retainers relate. The number of Elective Stock Units to be credited pursuant to such election on a Crediting Date shall be determined by dividing the portion

Exhibit 10.3

of the Annual Retainer and Other Annual Retainer that would have otherwise been paid in cash to the Eligible Director for the corresponding calendar quarter but for such an election by the Eligible Director, divided by the Fair Market Value of a share of Common Stock on that Crediting Date.

9.	Payment of Stock Units
(a)    All Stock Units shall be paid in an equivalent number of shares of Common Stock. All Stock Units shall be paid on or within 30 days after the Eligible Director’s Separation from Service; provided, however, that the Eligible Director may elect in advance to have all or any portion of any Automatic Stock Units credited for calendar years following the calendar year in which the Eligible Director has received at least five (5) years worth of Automatic Stock Units and all or any portion of any Elective Stock Units paid upon the earlier of (i) the Eligible Director’s Separation from Service or (ii) a calendar year specified by the Eligible Director in his or her election (which year may be no earlier than the year after the calendar year to which the deferred Annual Retainer or Other Annual Retainers, as the case may be, relate). Any such election to receive payment of an Annual Retainer or Other Annual Retainer upon the earlier of a Separation from Service or a specified calendar year under the foregoing proviso must be made, on a form and in a manner prescribed by the Board or Compensation Committee or its or their delegate, as the case may be, prior to the beginning of the calendar year to which such Annual Retainer or any Other Annual Retainers relate. If the Eligible Director makes such an election to receive payment upon the earlier of a Separation from Service or a specified calendar year and payment is triggered (1) by the occurrence of the specified calendar year, the applicable Stock Units will generally be paid in January of such calendar year, and shall in all cases be paid prior to the end of such calendar year, or (2) by the Separation from Service, the applicable Stock Units shall be paid on or within 30 days of the Separation from Service.
(b)     Notwithstanding the foregoing Section 9(a), if an Eligible Director is a Key Employee as of his Separation from Service, any payment triggered by the Eligible Director’s Separation from Service shall be made on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, the date of his or her death). Such payment shall be subject to adjustment as provided in Section 6 and shall be in complete satisfaction of such Stock Units. For the avoidance of doubt, an Eligible Director shall continue to be eligible to receive additional credits of Stock Units as dividend equivalents pursuant to Section 10 during any period of time payment of the Eligible Director’s Stock Units is delayed pursuant to this Section 9(b).
(c)    For purposes of this Program, the following terms shall have the meanings indicated below:
Affiliated Company. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

Exhibit 10.3

Key Employee. An employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or an Affiliated Company (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
Separation from Service. A “separation from service” within the meaning of Section 409A.
(d)    Section 6 of the 2011 Long-Term Incentive Stock Plan (addressing certain change in control events) shall apply to the Stock Units; provided that no modification to the timing of payment of the Stock Units shall be made unless the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) (“plan terminations and liquidations”), or any successor provision thereto, are satisfied and such modification would not result in any tax, penalty or interest under Section 409A.

10.	Dividend Equivalents
No later than sixty (60) days following each date that the Company pays an ordinary cash dividend on its outstanding Common Stock (if any ordinary cash dividends are paid), for which the related record date occurs on or after the Effective Date and prior to all of the Eligible Director’s Stock Units being paid pursuant to Section 9, the Eligible Director’s Stock Unit account shall be credited with additional Stock Units equal to (i) the number of outstanding and unpaid Stock Units credited to such account as of such record date, multiplied by (ii) the amount of the ordinary cash dividend paid by the Company on a share of Common Stock, divided by (iii) the Fair Market Value of a share of the Common Stock as of such record date. Any Stock Units credited pursuant to the foregoing provisions of this Section 10 shall be subject to the same payment and other terms and conditions as the original Stock Units to which they relate.

11.	Restrictions on Transfer
Stock Units shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by an Eligible Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. An Eligible Director may designate a beneficiary or beneficiaries to receive any distributions under the Program upon the death of the Eligible Director.

Exhibit 10.3

12.	Issuance of Certificates
(a)    On each payment date described in Section 9, the Company shall deliver to the Eligible Director a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equivalent to the number of Stock Units which are payable under the Program with respect to such payment date.
(b)    Whenever under the terms of the Program a fractional share would be required to be issued, the fractional share shall be rounded up to the next full share.
(c)    All shares of Common Stock delivered under the Program shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable or legally necessary under any laws, statutes, rules, regulations and other legal requirements, including those of any stock exchange upon which the Common Stock is then listed and any applicable Federal, state or foreign securities law.
(d)    Anything to the contrary herein notwithstanding, the Company shall not be required to issue any shares of Common Stock under the Program if, in the opinion of legal counsel, the issuance and delivery of such shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, Federal and state securities laws, or the regulations of any stock exchange on which the Company’s securities may then be listed.

13.	Program Amendment
The Board may suspend or terminate the Program or any portion of the Program. The Board may also amend the Program if deemed to be in the best interests of the Company and its stockholders; provided, however, that (a) no such amendment may impair any Eligible Director’s right regarding any outstanding grants or Stock Units or other right to receive shares or cash payments under the Program without his or her consent, and (b) no such amendment may cause the Program not to comply with Rule 16b-3, or any successor rule, under the 1934 Act.

14.	Unfunded Program
The Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Company and any Eligible Director or other person. To the extent any person holds any rights by virtue of an award granted under the Program, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

Exhibit 10.3

15.	Future Rights
Neither the Program, nor the granting of Common Stock nor any other action taken pursuant to the Program, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation. Nothing in this Program shall in any way limit or affect the right of the Board or the stockholders of the Company to remove any Eligible Director or otherwise terminate his or her service as a director of the Company.

16.	Governing Law
The Program and all rights and obligations under the Program shall be governed by, and construed in accordance with, the laws of the State of Delaware and applicable Federal law.

17.	Successors and Assigns
The Program shall be binding on all successors and assigns of an Eligible Director, including, without limitation, the estate of such Eligible Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Eligible Director’s creditors.

18.	Rights as a Stockholder
The Eligible Director in whose name any shares of Common Stock have been issued pursuant to this Program shall have all of the rights of a stockholder with respect to such shares, including the right to vote the Common Stock and receive dividends and other distributions made on the Common Stock. Shares of Common Stock issued in respect of Stock Units credited under the Program shall be fully paid and non-assessable.

19.	Construction
The Program shall be construed and interpreted to comply with, and avoid any tax or penalty or interest under, Section 409A. Notwithstanding Section 13 above, the Company reserves the right to amend the Program and any outstanding grants under the Program to the extent it reasonably determines is consistent with and necessary in order to preserve the intended tax consequences of the Stock Units, in light of Section 409A and any regulations or other guidance promulgated thereunder.